Exhibit 99.1

NEXMED REPORTS 2007 YEAR END FINANCIAL RESULTS

NexMed, Inc. (Nasdaq: NEXM - News), a developer of innovative transdermal products based on its proprietary NexACT® drug delivery technology, today announced financial and operational results for the year ended December 31, 2007. Recent highlights include:

•	NDA and NDS for topical erectile dysfunction (ED) product accepted for review by FDA and Health Canada, respectively

•	Licensed U.S. rights of ED product to Warner Chilcott

•	Data sponsored by Novartis Pharma AG and NexMed presented at the 66th Annual Meeting of the American Academy of Dermatology

•	Appointed Hem Pandya as Chief Operating Officer

•	Appointed Dr. Jay Birnbaum to Scientific Advisory Board

For the year ended December 31, 2007, NexMed reported a net loss of $8,787,228, or $0.11 per basic and diluted share based on 82,015,909 weighted average shares outstanding. This compares to a net loss of $8,108,414 or $0.12 per basic and diluted share based on 66,145,807 weighted average shares outstanding in 2006.

The Company’s Form 10K for the year ended December 31, 2007 contains a going concern qualification from its independent auditors. As of December 31, 2007, the Company had approximately $3.5 million in cash and short term investments.

Conference Call

NexMed's 2007 year end conference call is scheduled for Thursday, March 13, 2008 at 10:00 a.m. EDT. At that time, management will review, among other things, 2007 financial and operational results. The Company filed its 10-K for the year ended December 31, 2007 on March 12, 2008. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054 and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 278386 are both required for playback. The conference call will also be Webcast live at URL http://www.investorcalendar.com/IC/CEPage.asp?ID=127169. The Webcast replay will be available for three months.

About NexMed

NexMed, Inc. is leveraging its proprietary NexACT drug delivery technology to develop innovative topical pharmaceutical products that address unmet medical needs. NM100060, a novel onychomycosis treatment exclusively licensed to Novartis, is currently in pivotal Phase 3 trials in the U.S. and Europe. In March, 2008, NexMed’s New Drug Submission for its alprostadil treatment for erectile dysfunction (ED) was accepted for review by Health Canada. In November 2007, the Company’s New Drug Application for its ED product was accepted for review by the FDA and NexMed signed a U.S. licensing agreement for the product with Warner Chilcott. NexMed's pipeline also includes a Phase 2 treatment for female sexual arousal disorder and an early stage treatment for psoriasis. For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, obtaining regulatory approval for its products under development, entering into partnering agreements, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company.

Contact:
NexMed, Inc.
Mark Westgate, CFO, 609-371-8123, ext. 159
mwestgate@nexmed.com
or
Investor Relations:
Rx Communications Group, LLC
Paula Schwartz, 917-322-2216
pschwartz@rxir.com